Pricing Supplement No. 1                            Filing under Rule 424(b)(3)
Dated:  December 5, 1995                    Registration Statement No. 33-63175

(To Prospectus dated October 6, 1995, and
Prospectus Supplement dated October 17, 1995)

CUSIP No. 44615QAK3


                                 $750,000,000

                      HUNTINGTON BANCSHARES INCORPORATED

                         MEDIUM-TERM NOTES, SERIES B


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
Principal amount:  $35,000,000                             Floating Rate Notes:
Interest Rate (if fixed rate):  5.68%                          Interest Rate Basis: N/A
Stated Maturity:  December 8, 1998                             Index Maturity:  N/A
Minimum denominations:  $100,000                               Spread:  N/A
Issue price (as a percentage of                                Spread Multiplier:  N/A
   principal amount):  A/S                                     Maximum Rate:  N/A
Selling Agent's commission (%):  0.109%                        Minimum Rate:  N/A
Purchasing Agent's discount                                    Initial Interest Rate:  N/A
   or commission (%):  N/A                                     Interest Reset Date(s): N/A
Net proceeds to the Company:   $34,961,850                     Interest Reset Period: N/A
Settlement date (original issue date):  December 8, 1995       Interest Determination Date(s):  N/A
Redemption Commencement Date (if any):  N/A                    Calculation Date(s): N/A
Initial Redemption Percentage (if any):  N/A               Interest Payment Date(s): June 10, 1996,
Annual Percentage Redemption                                      December 9, 1996, June 9, 1997,
   Reduction (if any):  N/A                                       December 8, 1997, June 8, 1998,
Repayment Date (if any):  N/A                                     December 8, 1998
Initial Repayment Percentage (if any):  N/A                Interest Payment Periods(s): Semi-Annual
Annual Repayment Percentage                                Regular Record Date(s): 15 calendar days
    Reduction (if any):  N/A                                   prior to Interest Payment Date


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        Additional terms:  NONE.


        As of the date of this Pricing Supplement, the aggregate initial public offering price of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $35,000,000.

        "N/A" as used herein means "Not Applicable." "A/S" as used herein means "as stated in the Prospectus Supplement referred to above."


                 DONALDSON, LUFKIN & JENRETTE SECURITIES CORP.